INDEX TO FINANCIAL STATEMENT SCHEDULES
             FOR NUCLEAR SUPPORT SERVICES, INC.
              SEPTEMBER 30, 1995, 1994 AND 1993





Schedule VIII          Valuation and Qualifying
                       Accounts

                        Exhibit 99.1






                Independent Auditor's Report


The Board of Directors and Stockholders
Nuclear Support Services, Inc.

Under date of November 17, 1995, except as to note 14 which is as of January 31, 1996, we reported on the consolidated balance sheets of Nuclear Support
Services, Inc. and subsidiaries as of September 30, 1995, and 1994, and the related consolidated statements of operations, shareholders' equity , and cash flows for each of the years in the three-year period ended
September 30, 1995, as contained in the 1995 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1995. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statements schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The audit report on the consolidated financial statements of Nuclear Support Services, Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company is in default on its revolving credit agreement and has sustained losses in recent years, which raise substantial doubt about its ability to continue as a going concern. The financial statement schedule included in the registration statement does not include any adjustments that might result from the outcome of this uncertainty.

                          KPMG PEAT MARWICK LLP


Atlanta, Georgia
November 17, 1995, except as to note 14, which is as of January 31, 1996




                        Exhibit 99.2

                                                       SCHEDULE VIII



               NUCLEAR SUPPORT SERVICES, INC.

              September 30, 1995, 1994 and 1993

                                    Additions
               Balance at       Charged                       Balance
                beginning     to  oper-                            at
                       of         ating                   Ded-   end of
Description        period       expense     Other     ductions   period
Allowance
for doubt-
ful accounts
deducted from
accounts re-
ceivable in
the consol-
idated balance
sheets:
September 30,
  1995           784,330        572,096             770,485(1) 585,941
September 30,
  1994           107,606      1,359,415  276,434(2) 959,125(1) 784,330
September 30,
  1993            30,000        108,259              30,653(1) 107,606


Inventory
reserves de-
ducted from
inventories
in the
consolidated
balance
sheets:
September 30,
  1995           300,000        500,000                        800,000
September 30,
  1994           150,000        100,000   50,000(2)        -   300,000
September 30,
  1993            50,000        100,000          -         -   150,000

(1) Write-off of uncollectible accounts.

(2) Increase from acquisition of subsidiary.














                        Exhibit 99.3